*FOR IMMEDIATE RELEASE*

FIRST SAVINGS FINANCIAL GROUP, INC.
COMPLETES ACQUISITION OF COMMUNITY FIRST BANK

Clarksville, Indiana — September 30, 2009 — First Savings Financial Group, Inc. (NasdaqCM: FSFG)(the “Company”) announced today that its wholly owned subsidiary, First Savings Bank, F.S.B. (“First Savings”), has completed its previously announced acquisition of Corydon-based Community First Bank (“CFB”) effective close of business today.  First Savings paid $17.13 in cash for each outstanding share of CFB common stock for total consideration of approximately $20.5 million.

Commenting on the closing of the transaction, Larry W. Myers, President and Chief Executive Officer of the Company and First Savings, stated, “The union of First Savings Bank and Community First Bank makes us one of the largest and strongest banking institutions in southern Indiana.  We are excited about our expanded role in serving our communities.”

Effective upon closing, Samuel E. Eckart, former CFB President and Chief Executive Officer, was named Area President of First Savings and an Executive Vice President of the Company.  Mr. Eckart also has been appointed to the Boards of Directors of the Company and First Savings.  Additionally, First Savings has appointed former CFB Directors Pamela Bennett-Martin and L. Christopher Fordyce to its Board of Directors, and the Company has appointed former CFB Directors Vaughn K. Timberlake and Frank N. Czeschin to its Board of Directors.

First Savings Financial Group, Inc. is the holding company for First Savings Bank, F.S.B., which currently operates seven offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs and Georgetown.  As a result of the acquisition of CFB, First Savings now also operates the seven CFB offices in the Indiana communities of Corydon, English, Leavenworth, Marengo, Milltown and Salem.  Additional information about First Savings Financial Group and First Savings can be found at First Savings’ website: http://www.fsbbank.net.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of First Savings Financial Group, Inc.  and First  Savings Bank, F.S.B.,  and changes in the securities markets, any or all of which may adversely affect the ability of First Savings Bank, F.S.B. to successfully integrate the operations of Community First Bank and realize the expected financial benefits of the transaction.

For further information contact:

Larry W. Myers
President and Chief Executive Officer
First Savings Financial Group, Inc.
First Savings Bank, F.S.B.
(812) 283-0724